Cincinnati Financial Corporation Reports Record 2004 Results

               - Net income at $3.44 per share compared with $2.21

    - Operating income* improved to $3.08 per share in 2004 from $2.28 before one-time software cost recovery in 2003

       - Property casualty GAAP combined ratio at 89.8% for year and 82.6%
                               for fourth quarter

               - Property casualty net written premiums rose 6.5%
                           for year and fourth quarter

    - Total assets reached $16.1 billion with book value at $37.38 per share

        CINCINNATI, Feb. 2 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today reported record net income of $584 million, or $3.44 per diluted share, for 2004. Net income was $374 million, or $2.21 per share, in 2003. Net income per share included net realized investment gains of 36 cents per share in 2004 versus a loss of 16 cents in 2003. Net income for 2003 included $15 million, or 9 cents per share, from an after-tax software cost recovery. Per-share amounts for all periods have been adjusted for the 5 percent stock dividend paid June 15, 2004.

        Total revenues advanced $433 million, or 13.6 percent, to a record $3.614 billion, reflecting 9.9 percent total earned premium growth and realized investment gains versus realized losses in 2003. Revenues from pretax investment income rose 5.7 percent to a record $492 million for 2004.

        Results for both years benefited from the release of reserves for uninsured/underinsured motorist (UM/UIM) losses following a 2003 Ohio Supreme Court decision. Results for 2004 included the release of $32 million pretax ($21 million, or 12 cents per share, after tax). Results for 2003 included the release of $38 million pretax ($25 million, or 15 cents per share, after tax).

        Financial Highlights*

(Dollars in millions,                Fourth Quarter Ended           Twelve Months Ended
except share data)                       December 31,                 December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
Income Statement Data
  Net income                     $        192   $        130   $        584   $        374
  Negotiated
   settlement-
   software cost
   recovery                                --             --             --             15
  Net income
   before recovery*              $        192   $        130   $        584   $        359
  Net realized
   investment gains
   and losses                              24              2             60            (27)
  Operating income
   before recovery*              $        168   $        128   $        524   $        386

Per Share Data
 (diluted)
  Net income                     $       1.14   $       0.76   $       3.44   $       2.21
  Negotiated
   settlement-
   software cost
   recovery                                --             --             --           0.09
  Net income before
   recovery*                     $       1.14   $       0.76   $       3.44   $       2.12
  Net realized
   investment gains
   and losses                            0.15           0.01           0.36          (0.16)
  Operating
   income before
   recovery*                     $       0.99   $       0.75   $       3.08   $       2.28
  Cash dividend
   declared                             0.275          0.238           1.10           0.95
  Book value                               --             --          37.38          36.85
  Average shares
   outstanding                    169,534,477    170,326,520    169,882,713    169,802,140

        * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

        Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "Favorable market trends of the past several years, careful attention to underwriting and sustained efforts of our independent agents and associates all played a part in the record results we achieved in 2004. A highlight was the property casualty underwriting profit of $298 million pretax, more than double last year's level. Looking across our business, we see many trends that we believe will help us continue to provide high quality insurance products for policyholders and long-term value for shareholders.

    "As we noted last quarter, our agents' and associates' underwriting skills and good habits are helping us meet increasing competition in the commercial insurance marketplace from a position of strength. Their actions also are leading to gradual progress in personal lines performance, with a return to profitability anticipated for full-year 2005. Strong cash flow and excellent results support our investment strategy, letting us invest for both short-term income and long-term appreciation. That, in turn, provides the financial flexibility that is so valuable to our policyholders, independent agent representatives and shareholders.

        "Despite 5.1 percentage points from catastrophe losses, our full-year GAAP combined ratio was ahead of even our expectations at 89.8 percent. 2004 results benefited from higher than normal savings due to favorable loss reserve development from prior accident years. As we look into 2005, we believe the GAAP combined ratio will be in the range of 91 percent. That target assumes favorable loss reserve development closer to our historical levels and catastrophe losses in the more normal range of 3.5 percentage points on the combined ratio," Schiff added.

        Catastrophe Loss Summary
        Total 2004 catastrophe losses were $148 million, net of reinsurance, compared with $97 million in 2003. Catastrophe losses for the fourth quarter of 2004 were $16 million, reflecting losses from winter storms that affected policyholders in Illinois, Indiana, Kentucky and Ohio in late December as well as additional losses from Hurricane Charley in August.

(Dollars in millions,                Fourth Quarter Ended          Twelve Months Ended
net of reinsurance)                      December 31,                 December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
Catastrophe losses
 (pretax)                        $         16   $          7   $        148   $         97
Catastrophe losses
 per fully diluted
 share (after tax)               $       0.06   $       0.03   $       0.57   $       0.37
Combined ratio impact
 of catastrophe losses
 (percentage points)                      2.1            1.0            5.1            3.6

        Schiff noted, "Events of 2004 showed the value of our catastrophe reinsurance program. For the year, total gross losses from hurricanes and other severe weather exceeded $231 million compared with $103 million in 2003."

        The company's reinsurance program limits its losses from catastrophe events such as wind, hail, hurricanes or earthquakes. To restore affected layers of the property catastrophe reinsurance program following Hurricane Ivan in September 2004, the company incurred an $11 million reinsurance reinstatement premium in the third quarter.

        Fourth-Quarter Results
        Net income for the fourth quarter of 2004 was $192 million, or $1.14 per diluted share, compared with $130 million, or 76 cents per share, in the fourth quarter of 2003, which benefited from the UM/UIM reserve release. Net income per share included net realized investment gains of 15 cents per share in 2004 versus a gain of 1 cent in the fourth quarter of 2003.

        Total revenues advanced $103 million, or 12.2 percent, to $942 million, reflecting 8.3 percent total earned premium growth and higher realized investment gains in this year's fourth quarter. Revenues from pretax investment income rose 7.3 percent to $127 million for the fourth quarter.

        Property Casualty Insurance Operations

(Dollars in                          Fourth Quarter Ended          Twelve Months Ended
millions - GAAP)                         December 31,                 December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
Income Statement Data
  Earned premiums                $        754   $        690   $      2,919   $      2,653
  Loss and loss
   expenses excluding
   catastrophes                           383            408          1,605          1,700
  Catastrophe loss and
   loss expenses                           16              7            148             97
  Commission expenses                     138            127            583            507
  Underwriting expenses                    86             73            285            209
   Underwriting profit           $        131   $         75   $        298   $        140
   Underwriting profit
    before recovery*             $        131   $         75   $        298   $        117

Ratio Data
  Loss and loss
   expenses excluding
   catastrophes                          50.8%          59.1%          55.0%          64.1%
  Catastrophe loss and
   loss expenses                          2.1            1.0            5.1            3.6
  Commission expenses                    18.3           18.5           20.0           19.1
  Underwriting expenses                  11.4           10.5            9.7            7.9
   Combined ratio                        82.6%          89.1%          89.8%          94.7%
   Combined ratio before
    recovery*                            82.6%          89.1%          89.8%          95.5%

        * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

        For full-year 2004, statutory net written premiums of the property casualty insurance affiliates rose 6.5 percent to a record $2.997 billion compared with $2.815 billion last year. The $11 million reinsurance reinstatement premium reduced both net written and net earned premium for 2004. As a result, the growth rate of full-year 2004 net written premium was lowered by 0.4 percentage points. For the fourth quarter, statutory net written premiums also rose 6.5 percent to $723 million compared with $679 million in last year's fourth quarter.

        Full-year new business written directly by agencies was $330 million compared with $328 million last year. Fourth-quarter new business written directly by agencies was $77 million, including $67 million in commercial lines new business and $10 million in personal lines new business. Total new business was $87 million in last year's fourth quarter.

        The full-year 2004 GAAP combined ratio of 89.8 percent included a 1.1 percentage-point benefit from the first-quarter release of UM/UIM reserves. Before the software cost recovery, the 2003 ratio was 95.5 percent including a
1.4 percentage-point benefit from the release of UM/UIM reserves. The fourth-quarter 2004 GAAP combined ratio of 82.6 percent included a benefit of 9.8 percentage points for favorable loss reserve development from prior accident years. The ratio improved 6.5 percentage points over 89.1 percent reported in 2003, which included a benefit of 1.4 percentage points for favorable loss reserve development and 5.5 percentage points from the release of UM/UIM reserves.

        Schiff commented, "We finished 2004 with 92 property casualty field marketing territories, up from 87 at year-end 2003. We anticipate reaching 100 territories in 2005. The higher level of service we can provide in subdivided territories is a proven means of earning more business from the independent agencies that currently represent us. Smaller territories also allow us to appoint additional, high-caliber agencies in markets where we see opportunities to attract new policyholders who value Cincinnati's financial strength and stability, service and products. Forty-eight agencies were appointed in 2004, bringing total agency relationships to 986 after some closings and consolidations. We anticipate appointing another 100 agencies during 2005 and 2006.

        "By offering both commercial and personal insurance, we aim to be a potential market for our agents' typical accounts, helping them develop the multiple relationships that we believe increase policyholder retention. This strategy has produced strong results over time," Schiff noted. "But the challenges are different in commercial lines and personal lines, as we discuss below."

        Commercial Lines

(Dollars in                          Fourth Quarter Ended          Twelve Months Ended
millions - GAAP)                         December 31,                 December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
Income Statement Data
  Earned premiums                $        551   $        498   $      2,126   $      1,908
  Loss and loss
   expenses excluding
   catastrophes                           257            282          1,083          1,176
  Catastrophe loss and
   loss expenses                            7             14             71             42
  Commission expenses                      99             90            423            361
  Underwriting expenses                    68             55            211            162
   Underwriting profit           $        120   $         57   $        338   $        167
   Underwriting profit
    before recovery*             $        120   $         57   $        338   $        152

Ratio Data
  Loss and loss
   expenses excluding
   catastrophes                          46.5%          56.5%          50.9%          61.6%
  Catastrophe loss and
   loss expenses                          1.3            2.9            3.4            2.2
  Commission expenses                    18.0           18.1           19.9           18.9
  Underwriting expenses                  12.4           11.0            9.9            8.5
   Combined ratio                        78.2%          88.5%          84.1%          91.2%
   Combined ratio
    before recovery*                     78.2%          88.5%          84.1%          92.0%

        * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

        For full-year 2004, statutory net written premiums for commercial lines of insurance rose 7.6 percent to $2.186 billion, compared with $2.031 billion in 2003. The $6 million commercial lines reinsurance reinstatement premium reduced the full-year growth rate by 0.3 percentage points. Full-year new commercial lines business written directly by agencies rose 5.2 percent to $282 million from $268 million in 2003. The commercial lines GAAP combined ratio for 2004 was
84.1 percent, including favorable loss reserve development from prior accident years and a 1.5 percentage-point benefit from the release of UM/UIM reserves. Before the recovery, the 2003 ratio was 92.0 percent, including a 2.0 percentage-point benefit from the release of UM/UIM reserves.

        For the fourth quarter, statutory net written premiums rose 8.3 percent to $532 million, compared with $491 million in last year's fourth quarter. New commercial lines business was $67 million for the fourth quarter compared with $72 million last year. The fourth-quarter 2004 commercial lines GAAP combined ratio was 78.2 percent, reflecting favorable loss reserve development from prior accident years. This was a 10.3 percentage-point improvement over the fourth-quarter 2003 ratio, which included a 7.7 percentage-point benefit from the UM/UIM reserve release.

        Schiff commented, "Our agents, field marketing representatives and headquarters underwriters have experienced the value of proper underwriting as their efforts have generated positive results for the commercial lines area. They continue the efforts that have brought us to where we are today, taking advantage of our local market presence as, together with our agents, we conduct renewal reviews and personally inspect risks.

        "As competition in our commercial markets increased over the past several quarters, we have been maintaining our pricing discipline for both renewal and new business. While our agents reported only modest pressure on renewal pricing in the fourth quarter, they are communicating that winning new business will require more pricing flexibility and careful risk selection. We want to remain our agents' first choice for their quality business and believe that our case-by-case approach gives us a clear advantage. Our field marketing associates and agents will work together to select risks and respond appropriately to local pricing trends. They have proven they are capable of balancing risk and price to achieve growth in new business over the longer term."

        Schiff noted, "We believe our three-year commercial policies are somewhat less price sensitive thanks to our agents' selection of quality-conscious insurance buyers. For three years, or even over relationships that last decades, those policyholders have experienced Cincinnati's personal claims service, benefited from our coverage packages and relied on our high financial strength ratings. Customized insurance programs on a three-year term complement the relationships these policyholders have with their agents and with Cincinnati. They may be less inclined to shop their accounts annually."

        Personal Lines

(Dollars in                          Fourth Quarter Ended          Twelve Months Ended
millions - GAAP)                         December 31,                 December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
  Income Statement Data
    Earned premiums              $        203   $        192   $        793   $        745
    Loss and loss
     expenses excluding
     catastrophes                         126            126            522            524
    Catastrophe loss and
     loss expenses                          9             (7)            77             55
    Commission expenses                    39             37            160            146
    Underwriting expenses                  18             18             74             47
       Underwriting
        profit (loss)            $         11   $         18   $        (40)  $        (27)
       Underwriting
        profit (loss)
        before recovery*         $         11   $         18   $        (40)  $        (35)

  Ratio Data
    Loss and loss
     expenses excluding
     catastrophes                        62.4%          65.8%          65.9%          70.3%
    Catastrophe loss and
     loss expenses                        4.2           (3.9)           9.7            7.3
    Commission expenses                  19.1           19.4           20.1           19.5
    Underwriting expenses                 8.8            9.4            9.3            6.5
       Combined ratio                    94.5%          90.7%         105.0%         103.6%
       Combined ratio
        before recovery*                 94.5%          90.7%         105.0%         104.7%

        * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

        For full-year 2004, statutory net written premiums for personal lines of insurance rose 3.4 percent to $811 million, compared with $784 million last year. The $5 million personal lines reinsurance reinstatement premium reduced the full-year growth rate by 0.6 percentage points. Personal lines new business written directly by agencies for 2004 was $48 million, compared with $60 million in 2003. The personal lines GAAP combined ratio for 2004 was 105.0 percent, including 9.7 percentage points from catastrophe losses. Before the recovery, the 2003 ratio was 104.7 percent, including 7.3 percentage points from catastrophe losses.

        Fourth-quarter statutory net written premiums rose 1.8 percent to $191 million compared with $188 million in fourth quarter 2003. Fourth-quarter new personal lines business was $10 million, compared with $14 million in last year's fourth quarter. The fourth-quarter 2004 personal lines GAAP combined ratio was 94.5 percent, including 4.2 percentage points from catastrophe losses. For the comparable 2003 period, the ratio was 90.7 percent, benefiting by 3.9 percentage points from the change in prior-period catastrophe loss estimates.

        Schiff commented, "During the fourth quarter, we moved several steps closer to achieving our two key personal lines objectives: returning to profitability and deploying Diamond, our personal lines policy processing system, to all states where we market personal lines."

        Looking at the progress toward personal lines profitability, Schiff noted, "We are reaching important milestones on the timetable we had established. Every percentage point improvement in the personal lines combined ratio takes 0.3 percentage points off the annual consolidated property casualty combined ratio and adds about 3 cents to annual earnings per share.

        "The personal lines loss and loss expense ratio excluding catastrophe losses improved 4.4 percentage-points for the full year, due to improved performance in both the personal auto and homeowner lines of business. Some of the improvement in loss trends was masked by high catastrophe losses, the reinsurance reinstatement premium and the lopsided expense comparison reflecting the software cost recovery in 2003 and the expensing of Diamond costs in 2004.

        "Personal auto results reached their best level in the past five years, with the loss and loss expense ratio excluding catastrophe losses at 65.1 percent compared with 70.1 percent in 2003. Homeowner progress remains slow because some three-year policies have yet to renew with one-year policy terms. However, the homeowner line reported continued improvement in the full-year loss and loss expense ratio excluding catastrophe losses to 69.3 percent compared with 72.8 percent in 2003. Rate changes scheduled to become effective starting mid-2005 in many territories should position our personal lines products appropriately in the marketplace. The homeowner line remains on track to become profitable in 2006."

        Commenting on the rollout of the Diamond system, Schiff added, "By year-end 2004, training was complete and Diamond was in use in agencies in Alabama, Indiana, Kansas, Michigan and Ohio. These five states accounted for 59 percent of personal lines earned premium volume in 2004. By year-end 2005, we expect to have Diamond in place in states representing more than 90 percent of personal lines premiums."

        Life Insurance Operations

                                     Fourth Quarter Ended          Twelve Months Ended
(In millions - GAAP)                     December 31,                 December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
Earned premiums                  $         24   $         28   $        101   $         95
Investment income, net
 of expenses                               23             22             91             89
Other income                                1              1              3              2
   Total revenues excluding
    realized investment
    gains and losses             $         48   $         51   $        195   $        186
Policyholder benefits                      24             26             95             91
Expenses                                   13             17             53             53
     Total benefits and
      expenses                   $         37   $         43   $        148   $        144
     Income before
      income tax and
      realized investment
      gains and losses           $         11   $          8   $         47   $         42
Income tax                                  2              3             14             14
     Income before
      realized investment
      gains and losses*          $          9   $          5   $         33   $         28

        * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

        For 2004, The Cincinnati Life Insurance Company's earned premiums increased 5.5 percent to $101 million from $95 million last year. Net income before realized investment gains and losses increased 13.8 percent over 2003. For the year, net income including net realized investment gains and losses - a performance indicator for Cincinnati Life - rose to $38 million from $22 million for 2003. Cincinnati Life's investment portfolio had realized gains of $6 million in 2004 compared with realized losses of $7 million in 2003.

        Cincinnati Life's fourth-quarter 2004 earned premiums were $24 million compared with $28 million in last year's fourth quarter. Net income before realized investment gains and losses increased 59.2 percent over the fourth quarter of 2003. Net income including net realized investment gains and losses rose 90.0 percent to $14 million for the fourth quarter from $7 million for the comparable 2003 period.

        Cincinnati Life President David H. Popplewell, FALU, LLIF, commented, "During 2004, policy face amounts in force grew 16.7 percent in strong response to our current product portfolio and underwriting and policy issue services. Worksite marketing is a growing activity for the property casualty agencies that also represent Cincinnati Life, providing these agencies with cross-serving opportunities for their current and prospective commercial accounts. We expect increased interest in worksite marketing, with the addition in 2004 of a new disability income product and an enhanced life insurance portfolio."

        "We continue building our relationships with the company's independent property casualty agencies. In 2005, we will introduce sales modules that support agents as they concentrate on fulfilling the insurance needs of specific types of clients and prospects. This program makes it easy for our property casualty agencies to offer life, disability income and annuities through Cincinnati Life."

        Investment Operations

                                     Fourth Quarter Ended          Twelve Months Ended
(In millions, pretax)                    December 31,                 December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
 Investment income:
   Interest                      $         64   $         60   $        252   $        235
   Dividends                               63             58            239            227
   Other                                    1              1              6              8
   Investment expenses                     (1)            (1)            (5)            (5)
     Investment income,
      net of expenses            $        127   $        118   $        492   $        465
Net realized investment
 gains and losses:
   Other-than-temporary
    impairment charges           $         (1)  $         (3)  $         (9)  $        (80)
   Realized investment
    gains and losses                       19              7             90             30
   Change in valuation
    of embedded derivatives                17              0             10              9
      Net realized investment
       gains and losses          $         35   $          4   $         91   $        (41)

        Consolidated pretax investment income rose 7.3 percent for the fourth quarter and 5.7 percent for full-year 2004, benefiting from higher interest income due to cash flow invested in the fixed-income portfolio and from dividend increases by companies in the equity portfolio. Dividend increases announced during 2004 by Fifth Third Bancorp and another 32 of the 51 equity holdings in the portfolio are expected to add $15 million to investment income in 2005.

        During the fourth quarter, the company made approximately $310 million in net new investments using cash flow and existing cash balances. Purchases were almost entirely fixed income securities, including corporate and municipal bonds. The market value of consolidated fixed-maturity investments rose 21.5 percent to $5.141 billion at year-end 2004 from $4.232 billion at year-end 2003. The market value of consolidated equity securities was $7.498 billion at year-end 2004, down from $8.217 billion at year-end 2003. The decline resulted from $350 million in net equity sales in the second quarter of 2004, as well as market value fluctuations of the company's holdings, including a decline in the market value of Fifth Third, the company's largest common stock holding.

        Schiff commented, "Proceeds from the equity sales were reinvested in fixed income securities during the second and third quarters. The current allocation of new investment dollars to fixed-income securities since mid-year added to investment income growth. Over the long term, we remain committed to the allocation of approximately 25 percent to 35 percent of new money to equities. As part of our previously announced actions to support our high property casualty surplus, however, we anticipate continuing to invest primarily in fixed-income securities through mid-2005. Our equity approach will remain the center of our total return investment strategy, as we seek to balance the opportunity for short-term income and long-term appreciation."

        Net realized investment gains were $35 million pretax in this year's fourth quarter, including $1 million in other-than-temporary impairment charges. In last year's fourth quarter, net realized investment gains were $4 million, including $3 million in other-than-temporary impairment charges. Fluctuation of market values of options embedded in convertible securities resulted in $17 million in net realized gains in this year's fourth quarter.

        The company repurchased 1,000,000 shares of Cincinnati Financial common stock at a total cost of $43 million, or $43.02 per share, during the fourth quarter. For the full-year, the company repurchased 1,571,800 shares at a total cost of $67 million. Approximately 3.7 million shares remain authorized by the board of directors for repurchase.

        Balance Sheet

                                     Fourth Quarter Ended          Twelve Months Ended
(Dollars in millions)                    December 31,                 December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
Balance Sheet Data
  Total assets                             --             --   $     16,107   $     15,509
  Invested assets                          --             --         12,677         12,485
  Shareholders' equity                     --             --          6,249          6,204
Ratio Data
  Return on equity
   (fourth quarter
   annualized)                           12.5%           8.7%           9.4%           6.3%
  Return on equity based
   on comprehensive income
   (fourth quarter
   annualized)                           16.4           32.3            4.6           13.8

        At year-end 2004, consolidated assets were $16.107 billion compared with $15.509 billion at year-end 2003. Shareholders' equity was $6.249 billion, or $37.38 per share, compared with $6.204 billion, or $36.85 per share, at year-end 2003, with strong profits partially offset by lower unrealized gains in the investment portfolio. Total debt rose to $791 million due to the fourth- quarter sale of $375 million aggregate principal amount of 6.125% senior notes due 2034. The ratio of investment securities held at the holding-company level to total holding-company-only assets was 36.3 percent at December 31, 2004, in line with management's target, following the transfer of $1.600 billion in equity securities to The Cincinnati Insurance Company from the parent company in August 2004.

        Schiff noted, "A portion of the $368 million in net proceeds from the debt offering was used to pay off short-term lines of credit, decreasing our sensitivity to a rising interest rate environment. In addition, proceeds are available for general corporate purposes and for funding the expansion of our headquarters, which began recently.

        "The company's healthy overall financial position continues to improve. In recent weeks, we formalized our 2005 property casualty reinsurance program, looking once again to maintain our investment strategy in the event of larger losses. The new reinsurance program, which adds Partner Re as a fourth reinsurance partner, is substantially the same as last year's. Essentially all of the ceded premium increase was due to our growth."

        Statutory surplus for the property casualty insurance group was $4.196 billion at year-end 2004, up $1.416 billion from year-end 2003, primarily because of the transfer of equity securities in August 2004. The property casualty insurance group's ratio of common stock holdings to statutory surplus was 99.4 percent at year-end 2004 compared with 114.7 percent at year-end 2003.

        2005 Looks to Be Strong Year
        "2004 was an outstanding year for Cincinnati Financial. We believe we are primed for continued strong performance as we balance growth with profitability," Schiff commented. "Commercial lines should continue to achieve excellent results, with written premium growth of approximately 4 percent to 6 percent and a combined ratio near 90 percent. In addition, we believe personal lines written premium growth will be in the mid-single digits with a combined ratio in the range of 95 percent, assuming catastrophe losses are within our typical range.

        "Overall, we anticipate mid-single-digit growth for the property casualty operations with the combined ratio in the range of 91 percent, assuming favorable loss reserve development closer to historical levels and catastrophe losses at a more normal 3.5 percentage points on the combined ratio," Schiff said.

        "With investment income continuing to benefit from the allocation of new investment dollars to fixed-income securities, we are estimating 2005 investment income growth in the range of 5 percent to 6 percent. Partially offsetting these improvements will be slightly higher interest expense due to the increase in long-term debt."

        Schiff noted, "For the first quarter of 2005, the series of winter storms that have hit across the Midwest and Northeast during January has caused approximately $5 million in catastrophe losses for our policyholders. In addition, we currently are estimating that first-quarter 2005 results will include an initial reserve of $22 million, net of reinsurance, for a single large loss in January that was insufficiently covered through our facultative reinsurance programs.

        "We will meet the challenges of 2005 with optimism. Our agencies are growing and remain excited about the advantages Cincinnati brings to their policyholders. We expect to continue to grow with these agencies, while making purposeful decisions to remain an industry profitability leader over the longer term," Schiff concluded. For additional information or to register for this afternoon's conference call, please visit http://www.cinfin.com .

        Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at http://www.cinfin.com .

        This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

        -- unusually high levels of catastrophe losses due to changes in weather patterns, environmental events, terrorism incidents or other causes

        -- ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased and financial strength of reinsurers

        -- increased frequency and/or severity of claims

        -- events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:

        -- downgrade of the company's financial strength ratings,

        -- concerns that doing business with the company is too difficult or

        -- perceptions that the company's level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

        -- insurance regulatory actions, legislation or court decisions or legal actions that increase expenses or place us at a disadvantage in the marketplace

        -- delays in the development, implementation, performance and benefits of technology projects and enhancements

        -- inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

        -- results and timely completion of assessment and remediation of internal controls for financial reporting under the Sarbanes-Oxley Act of 2002

        -- recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

        -- sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp shares, a significant equity holding

        -- events that lead to a significant decline in the market value of a particular security and impairment of the asset

        -- prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income

        -- adverse outcomes from litigation or administrative proceedings

        -- effect on the insurance industry as a whole, and thus on the company's business, of the suit brought by the Attorney General of the State of New York against participants in the insurance industry, as well as any increased regulatory oversight that might result from the suit

        -- limited flexibility in conducting investment activities if the restrictions imposed by the Investment Company Act of 1940 become applicable to us

        Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

        Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included herein.

                        Cincinnati Financial Corporation
                           Consolidated Balance Sheets

(Dollars in millions except                            December 31,   December 31,
per share data)                                            2004          2003
                                                       ------------   ------------
                                                       (unaudited)
Assets
   Investments
      Fixed maturities, at fair value
       (amortized cost:
       2004--$4,862; 2003--$3,940)                     $      5,141   $      4,232
      Equity securities, at fair
       value (cost: 2004--$1,945;
      2003--$2,216)                                           7,498          8,217
      Other invested assets                                      38             36
   Cash                                                         306             91
   Investment income receivable                                 107             99
   Finance receivable                                            95             81
   Premiums receivable                                        1,119          1,060
   Reinsurance receivable                                       680            623
   Prepaid reinsurance premiums                                  15             13
   Deferred policy acquisition costs                            400            372
   Property and equipment, net, for
    company use (accumulated depreciation:
    2004--$206; 2003--$181)                                     156            153
   Other assets                                                  75             69
   Separate accounts                                            477            463
      Total assets                                     $     16,107   $     15,509

Liabilities
   Insurance reserves
      Losses and loss expense                          $      3,549   $      3,415
      Life policy reserves                                    1,194          1,025
   Unearned premiums                                          1,539          1,446
   Other liabilities                                            474            404
   Deferred income tax                                        1,834          1,949
   Notes payable                                                  0            183
   6.125% senior debenture due 2034                             371              0
   6.9% senior debenture due 2028                               420            420
   Separate accounts                                            477            463
      Total liabilities                                       9,858          9,305

Shareholders' equity
   Common stock, par value--$2 per
    share; authorized 200 million shares;
    issued: 2004--185 million shares,
    2003--176 million shares                                    370            352
   Paid-in capital                                              618            306
   Retained earnings                                          2,057          1,986
   Accumulated other comprehensive
    income--unrealized gains on
    investments and derivatives                               3,787          4,084
   Treasury stock at cost (2004--18
    million shares, 2003--16 million
    shares)                                                    (583)          (524)
      Total shareholders' equity                              6,249          6,204
      Total liabilities and
       shareholders' equity                            $     16,107   $     15,509

                        Cincinnati Financial Corporation
                        Consolidated Statements of Income

                                                         Years Ended December 31,
                                                       ---------------------------
(In millions except per share data)                        2004          2003
                                                       ------------   ------------
                                                        (unaudited)
Revenues
  Earned premiums
    Property casualty                                  $      2,919   $      2,653
    Life                                                        101             95
  Investment income, net of expenses                            492            465
  Realized investment gains and
   losses                                                        91            (41)
  Other income                                                   11              9
   Total revenues                                             3,614          3,181

Benefits and expenses
  Insurance losses and policyholder
   benefits                                                   1,846          1,887
  Commissions                                                   615            536
  Other operating expenses                                      260            204
  Taxes, licenses and fees                                       75             67
  Increase in deferred policy
   acquisition costs                                            (30)           (42)
  Interest expense                                               38             34
  Other expenses                                                 10             15
   Total benefits and expenses                                2,814          2,701
Income before income taxes                                      800            480

Provision (benefit) for income taxes
  Current                                                       171            130
  Deferred                                                       45            (24)
   Total provision (benefit) for
    income taxes                                                216            106

Net income                                             $        584   $        374

Per common share
  Net income -- basic                                  $       3.48   $       2.22
  Net income -- diluted                                $       3.44   $       2.21

        Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. For 2004 and 2003, diluted net income would have been reduced by less than 6 cents per share, if option expense, calculated using the binomial option-pricing model, were included as an expense.

            Definitions of Non-GAAP Information and Reconciliation to
                            Comparable GAAP Measures
            (See attached tables for 2004 and 2003 data, prior period
              reconciliations available at http://www.cinfin.com.)

        Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

        Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas -- property casualty insurance, life insurance and investments -- where analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events unrelated to business performance that distort short-term results; involve values that fluctuate based on events outside of management's control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

        -- Operating income: Operating income (also described as net income before realized investment gains and losses) is calculated by excluding net realized investment gains and losses from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company's insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management's discretion and is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not be indicative of the performance of ongoing underlying business operations in that period. For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on operating income in their analyses. The company presents operating income so all investors have what management believes to be a useful supplement to GAAP information.

        -- Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, certain data also must be calculated according to statutory accounting rules as defined in the NAIC's Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available and used by various organizations to calculate aggregate industry data, study industry trends and make comparisons between various insurance companies.

        -- Written premium: Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

        -- Written premium adjustment - statutory basis only: In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when evaluating trends in written premiums and statutory ratios that make use of written premiums.

        -- One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items.

            * In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

            * In 2000, the company recorded a one-time charge of $39 million, pre- tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

            * In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium bank-owned life insurance (BOLI) policy booked at the end of 1999 that was segregated as a Separate Account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company's consolidated financials.

        -- Codification: Adoption of Codification of Statutory Accounting
           Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when evaluating written premiums and statutory ratios that make use of written premiums.

        -- Life insurance gross written premiums: In analyzing life insurance company gross written premiums, management excludes five larger, single-pay life insurance policies (BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the agency distribution channel.

                Cincinnati Financial Corporation and Subsidiaries
                       Quarterly Net Income Reconciliation

(In millions except
per share data)                               Three months ended
                      --------------------------------------------------------------------
                      12/31/   9/30/    6/30/    3/31/   12/31/    9/30/    6/30/    3/31/
                       2004    2004     2004     2004     2003     2003     2003     2003
                      ------  ------   ------   ------   ------   ------   ------   ------
  Net income          $  192  $   90   $  155   $  146   $  130   $  104   $   84   $   57
  One-time item            0       0        0        0        0       15        0       0
  Net income
   before
   one-time item      $  192  $   90   $  155   $  146   $  130   $   89   $   84   $   57
  Net realized
   investment
   gains and
   losses                 24      (5)      36        4        2       10        1      (40)
  Operating income
   before one-time
   item               $  168  $   95   $  119   $  142   $  128   $   79   $    83  $   97
  Less catastrophe
   losses                 10      56       30        0        4       27       30        2
  Operating income
   before
   catastrophe
   losses and
   one-time item      $  178  $  151   $  149   $  142   $  132   $  106   $  113   $   99

Diluted per
 share data
  Net income          $ 1.14  $ 0.53   $ 0.91   $ 0.86   $ 0.76   $ 0.61   $ 0.50   $ 0.33
  One-time item         0.00    0.00     0.00     0.00     0.00     0.09     0.00     0.00
  Net income
   before
   one-time item      $ 1.14  $ 0.53   $ 0.91   $ 0.86   $ 0.76   $ 0.52   $ 0.50   $ 0.33
  Net realized
   investment
   gains
   and losses           0.15   (0.03)    0.21     0.03     0.01     0.06     0.01    (0.24)
  Operating income
   before one-time
   item               $ 0.99  $ 0.56   $ 0.70   $ 0.83   $ 0.75   $ 0.46   $ 0.49   $ 0.57
  Less catastrophe
   losses              (0.06)  (0.33)   (0.16)    0.00    (0.03)   (0.16)   (0.18)   (0.01)
  Operating income
   before
   catastrophe
   losses and
   one-time item      $ 1.05  $ 0.89   $ 0.86   $ 0.83   $ 0.78   $ 0.62   $ 0.67   $ 0.58

(In millions except
per share data)           Six months          Nine months        Twelve months
                           ended                ended                ended
                      -----------------   -----------------   -----------------
                       6/30/     6/30/     9/30/     9/30/     12/31/    12/31/
                       2004      2003       2004      2003      2004      2003
                      -------   -------   -------   -------   -------   -------
  Net income          $   301   $   141   $   392   $   245   $   584   $   374
  One-time item             0         0         0        15         0        15
  Net income
   before
   one-time item      $   301   $   141   $   392   $   230   $   584   $   359
  Net realized
   investment
   gains and
   losses                  40       (39)       36       (29)       60       (27)
  Operating income
   before one-time
   item               $   261   $   180   $   356   $   259   $   524   $   386
  Less catastrophe
   losses                  30        32        86        59        96        63
  Operating income
   before
   catastrophe
   losses and
   one-time item      $   291   $   212   $   442   $   318   $   620   $   449

Diluted per
 share data
  Net income          $  1.77   $  0.83   $  2.30   $  1.44   $  3.44   $  2.21
  One-time item          0.00      0.00      0.00      0.09      0.00      0.09
  Net income
   before
   one-time item      $  1.77   $  0.83   $  2.30   $  1.35   $  3.44   $  2.12
  Net realized
   investment
   gains
   and losses            0.24     (0.23)     0.21     (0.17)     0.36     (0.16)
  Operating income
   before one-time
   item               $  1.53   $  1.06   $  2.09   $  1.52   $  3.08   $  2.28
  Less catastrophe
   losses               (0.18)    (0.19)    (0.51)    (0.34)    (0.57)    (0.37)
  Operating income
   before
   catastrophe
   losses and
   one-time item      $  1.71   $  1.25   $  2.60   $  1.86   $  3.65   $  2.65

        Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

                           Cincinnati Insurance Group
                 Quarterly Property Casualty Data - Consolidated

                                                     Three months ended
                           ---------------------------------------------------------------------
(Dollars in millions)      12/31/    9/30/    6/30/    3/31/   12/31/    9/30/    6/30/    3/31/
                            2004     2004     2004     2004     2003      2003    2003     2003
                           ------   ------   ------   ------   ------   ------   ------   ------
Premiums
  Adjusted written
   premiums
   (statutory)             $  748   $  750   $  761   $  767   $  698   $  714   $  707   $  667
  Written premium
   adjustment -
   statutory only             (25)       0      (27)      23      (19)       9       19       20
  Reported written
   premiums
   (statutory)*            $  723   $  750   $  734   $  790   $  679   $  723   $  726   $  687
  Unearned premiums
   change                      31      (17)     (17)     (74)      11      (45)     (70)     (58)
  Earned premiums          $  754   $  733   $  717   $  716   $  690   $  678   $  656   $ 629

Statutory combined ratio
  Reported statutory
   combined ratio*           83.6%    97.9%    91.2%    85.1%    89.8%    96.3%    98.4%    92.8%
  Written premium
   adjustment -
   statutory only              NM       NM       NM       NM       NM       NM       NM       NM
  One-time item               0.0      0.0      0.0      0.0      0.0      3.1      0.0      0.0
  Adjusted statutory
   combined ratio            83.6%    97.9%    91.2%    85.1%    89.8%    99.4%    98.4%    92.8%
  Less catastrophe
   losses                     2.0     11.7      6.5      0.1      1.0      6.1      7.1      0.4
  Adjusted statutory
   combined ratio
   excluding
   catastrophe losses        81.6%    86.2%    84.7%   85.0%     88.8%    93.3%    91.3%    92.4%

  Reported commission
   expense ratio*            19.7%    19.9%    18.9%   18.3%     18.8%    18.5%    17.0%    16.4%
  Written premium
   adjustment -
   statutory only              NM       NM       NM       NM       NM       NM       NM       NM
  One-time item               0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
  Adjusted commission
   expense ratio             19.7%    19.9%    18.9%    18.3%    18.8%    18.5%    17.0%    16.4%

  Reported other
   expense ratio*            11.0%     9.5%    10.8%     9.3%    10.9%     6.5%     8.2%    10.0%
  Written premium
   adjustment -
   statutory only              NM       NM       NM       NM       NM       NM       NM       NM
  One-time item               0.0      0.0      0.0      0.0      0.0      3.1      0.0      0.0
  Adjusted other
   expense ratio             11.0%     9.5%    10.8%     9.3%    10.9%     9.6%     8.2%    10.0%

  Reported statutory
   expense ratio*            30.7%    29.4%    29.7%    27.6%    29.7%    25.0%    25.2%    26.4%
  Written premium
   adjustment -
   statutory only              NM       NM       NM       NM       NM       NM       NM       NM
  One-time item               0.0      0.0      0.0      0.0      0.0      3.1      0.0      0.0
  Adjusted statutory
   expense ratio             30.7%    29.4%    29.7%    27.6%    29.7%    28.1%    25.2%    26.4%
GAAP combined ratio
  GAAP combined ratio        82.6%    97.8%    91.9%    87.1%    89.1%    96.6%    98.4%    95.1%
  One-time item               0.0      0.0      0.0      0.0      0.0      3.4      0.0      0.0
  GAAP combined
   ratio before
   one-time item             82.6%    97.8%    91.9%    87.1%    89.1%   100.0%    98.4%    95.1%

(Dollars in millions)          Six months              Nine months          Twelve months
                                 ended                    ended                 ended
                           -------------------    --------------------    -------------------
                            6/30/       6/30/       9/30/       9/30/      12/31/     12/31/
                             2004        2003       2004        2003         2004      2003
                           -------    --------    --------    --------    --------   --------
Premiums
  Adjusted written
   premiums
   (statutory)             $ 1,528    $  1,374    $  2,278    $  2,090    $  3,026   $  2,789
  Written premium
   adjustment -
   statutory only               (4)         39          (4)         46         (29)        26
  Reported written
   premiums
   (statutory)*            $ 1,524    $ 1,413     $ 2,274     $ 2,136     $  2,997     $ 2,815
  Unearned premiums
   change                      (92)       (128)       (108)       (173)        (78)      (162)
  Earned premiums          $ 1,432    $  1,285    $  2,166    $  1,963    $  2,919   $  2,653

Statutory combined ratio
  Reported statutory
   combined ratio*            88.1%       95.7%       91.4%       96.0%       89.4%      94.2%
  Written premium
   adjustment -
   statutory only               NM          NM          NM          NM          NM         NM
  One-time item                0.0         0.0         0.0         1.0         0.0        0.8
  Adjusted statutory
   combined ratio             88.1%       95.7%       91.4%       97.0%       89.4%      95.0%
  Less catastrophe
   losses                      3.3         3.8         6.1         4.6         5.1%       3.6
  Adjusted statutory
   combined ratio
   excluding
   catastrophe losses         84.8%       91.9%       85.3%       92.4%       84.3%      91.4%

  Reported commission
   expense ratio*             18.6%       16.7%       19.0%       17.3%       19.2%      17.6%
  Written premium
   adjustment -
   statutory only               NM          NM          NM          NM          NM         NM
  One-time item                0.0         0.0         0.0         0.0         0.0        0.0
  Adjusted commission
   expense ratio              18.6%       16.7%       19.0%       17.3%       19.2%      17.6%

  Reported other
   expense ratio*             10.0%        9.0%        9.8%        8.1%       10.1%       8.9%
  Written premium
   adjustment -
   statutory only               NM          NM          NM          NM          NM         NM
  One-time item                0.0         0.0         0.0         1.0         0.0        0.8
  Adjusted other
   expense ratio              10.0%        9.0%        9.8%        9.1%       10.1%       9.7%

  Reported statutory
   expense ratio*             28.6%       25.7%       28.9%       25.5%       29.3%      26.5%
  Written premium
   adjustment -
   statutory only               NM          NM          NM          NM          NM         NM
  One-time item                0.0         0.0         0.0         1.0         0.0         0.8
  Adjusted statutory
   expense ratio              28.6%       25.7%       28.9%       26.5%       29.3%      27.3%
GAAP combined ratio
  GAAP combined ratio         89.5%       96.8%       92.3%       96.7%       89.8%      94.7%
  One-time item                0.0         0.0         0.0         1.2         0.0        0.8
  GAAP combined
   ratio before
   one-time item              89.5%       96.8%       92.3%       97.9%       89.8%      95.5%

        Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

        NM - Not meaningful
        * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

                           Cincinnati Insurance Group
               Quarterly Property Casualty Data - Commercial Lines

(Dollars in millions)                                     Three months ended
                           ---------------------------------------------------------------------------
                           12/31/     9/30/    6/30/     3/31/    12/31/     9/30/     6/30/    3/31/
                             2004     2004     2004      2004      2003      2003       2003    2003
                           ------    ------   ------    ------    ------    ------    ------    ------
Premiums
  Adjusted written
   premiums
   (statutory)             $  555    $  530   $  537    $  587    $  507    $  499    $  495    $  506
 Written premium
   adjustment -
   statutory only             (23)        2      (25)       23       (16)        8        12        20
  Reported written
   premiums
   (statutory)*            $  532    $  532   $  512    $  610    $  491    $  507    $  507    $  526
  Unearned premiums
   change                      19         5        8       (91)        7       (19)      (35)      (76)
  Earned premiums          $  551    $  537   $  520    $  519    $  498    $  488    $  472    $  450

Statutory combined ratio
  Reported statutory
   combined ratio*           79.1%     92.0%    84.1%     80.3%     89.7%     91.9%     91.9%     90.3%
  Written premium
   adjustment -
   statutory only              NM        NM       NM        NM        NM        NM        NM        NM
  One-time item               0.0       0.0      0.0       0.0       0.0       2.9       0.0       0.0
  Adjusted statutory
   combined ratio            79.1%     92.0%    84.1%     80.3%     89.7%     94.7%     91.9%     90.3%
  Less catastrophe
   losses                     1.3       9.0      3.0       0.2       2.9       2.0       2.9       1.0
  Adjusted statutory
   combined ratio
   excluding
   catastrophe
   losses                    77.8%     83.0%    81.1%     80.1%     86.8%     92.7%     89.0%     89.3%
GAAP combined ratio
  GAAP combined
   ratio                     78.2%     91.4%    84.4%     82.6%     88.5%     92.1%     91.4%     93.2%
  One-time item               0.0       0.0      0.0       0.0       0.0       2.9       0.0       0.0
  GAAP combined
   ratio before
   one-time item             78.2%     91.4%    84.4%     82.6%     88.5%     95.0%     91.4%     93.2%

(Dollars in millions)          Six months            Nine months          Twelve months
                                 ended                  ended                 ended
                           -------------------   -------------------   -------------------
                            6/30/       6/30/      9/30/      9/30/      12/31/    12/31/
                             2004        2003      2004       2003       2004      2003
                           --------   --------   --------   --------   --------   --------
Premiums
  Adjusted written
   premiums
   (statutory)             $  1,124   $  1,001   $  1,656   $  1,502   $  2,209   $  2,009
  Written premium
   adjustment -
   statutory only               (2)        32          (2)        38        (23)        22
  Reported written
   premiums
   (statutory)*             $ 1,122   $  1,033   $  1,654   $  1,540   $  2,186   $   2,031
  Unearned premiums
   change                       (84)      (111)       (79)      (130)       (60)     (123)
  Earned premiums          $  1,038   $    922   $  1,575   $  1,410   $  2,126   $  1,908

Statutory combined ratio
  Reported statutory
   combined ratio*             82.0%      91.1%      85.4%      91.4%      83.7%      90.9%
  Written premium
   adjustment -
   statutory only                NM         NM         NM         NM         NM         NM
  One-time item                 0.0        0.0        0.0        0.9        0.0        0.7
  Adjusted statutory
   combined ratio              82.0%      91.1%      85.4%      92.3%      83.7%      91.6%
  Less catastrophe
   losses                       1.6        2.0        4.1        2.0        3.4%       2.2
  Adjusted statutory
   combined ratio
   excluding
   catastrophe losses          80.4%      89.1%      81.3%      90.3%      80.3%      89.4%
GAAP combined ratio
  GAAP combined ratio          83.5%      92.3%      86.2%      92.2%      84.1%      91.2%
  One-time item                 0.0        0.0        0.0        1.0        0.0        0.8
  GAAP combined
   ratio before
   one-time item               83.5%      92.3%      86.2%      93.2%      84.1%      92.0%

        Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

        NM - Not meaningful
        * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

                           Cincinnati Insurance Group
                Quarterly Property Casualty Data - Personal Lines

(Dollars in millions)

                                                    Three months ended
                           12/31/     9/30/    6/30/   3/31/   12/31/     9/30/    6/30/    3/31/
                            2004      2004     2004     2004    2003      2003     2003     2003
                           ------    ------   ------   -----   -----     ------   ------   ------
Premiums
  Adjusted written
   premiums
   (statutory)             $  194    $  218   $  224   $ 180   $  191     $  215   $  212   $  161
  Written
  premium
   adjustment --
   statutory only              (3)       (1)      (2)      0       (3)         1        7        0
  Reported written
   premiums
   (statutory)*            $  191    $  217   $  222   $ 180   $  188     $  216   $  219   $  161
  Unearned premiums
   change                      12       (21)     (25)     17        4        (26)     (35)      18
  Earned premiums          $  203    $  196   $  197   $ 197   $  192     $  190   $  184   $  179

Statutory combined ratio
  Reported statutory
   combined ratio*           96.0%    114.4%   110.1%   98.7%    90.0%     108.1%   115.2%    99.5%
  Written premium
   adjustment --
   statutory only              NM        NM       NM      NM       NM         NM       NM       NM
  One-time item               0.0       0.0      0.0     0.0      0.0        3.8      0.0      0.0
  Adjusted statutory
   combined ratio            96.0%    114.4%   110.1%   98.7%    90.0%     111.9%   115.2%    99.5%
  Less catastrophe
   losses                     0.0      19.3     15.7      (0)      (4)      16.6     17.8       (1)
  Adjusted statutory
   combined ratio
   excluding
   catastrophe
   losses                    91.8%     95.1%    94.4%   98.9%    93.9%      95.3%    97.4%   100.8%
GAAP combined ratio
  GAAP combined
   ratio                     94.5%    115.4%   111.6%   98.8%    90.7%     108.4%   116.1%    99.9%
  One-time item                 0       0.0      0.0     0.0      0.0        4.3      0.0      0.0
  GAAP combined
   ratio before
   one-time item            94.5%     115.4%   111.6%   98.8%    90.7%     112.7%   116.1%    99.9%

(Dollars in millions)

                                   Six months       Nine months      Twelve months
                                 ended             ended            ended
                                 6/30/    6/30/    9/30/    9/30/   12/31/   12/31/
                                 2004     2003     2004     2003     2004     2003
                                ------   ------   ------   ------   ------   ------
Premiums
  Adjusted written
   premiums (statutory)         $  404   $  373   $  623   $  588   $  817   $  780
  Written premium
   adjustment --
   statutory only                   (2)       7       (3)       8       (6)       4
  Reported written
   premiums
   (statutory)*                 $  402   $  380   $  620   $  596   $  811   $  784
  Unearned premiums
   change                           (8)     (16)     (30)     (43)     (18)     (39)
  Earned premiums               $  394   $  364   $  590   $  553   $  793   $  745

Statutory combined ratio
  Reported statutory
   combined ratio*               104.3%   107.2%   107.6%   107.5%   104.6%   102.9%
  Written premium
   adjustment --
   statutory only                   NM       NM       NM       NM       NM       NM
  One-time item                    0.0      0.0      0.0      1.3      0.0      1.0
  Adjusted statutory
   combined ratio                104.3%   107.2%   107.6%   108.8%   104.6%   103.9%
  Less catastrophe
   losses                          7.8      8.4     11.6     11.2      9.7%     7.3
  Adjusted statutory
   combined ratio
   excluding
   catastrophe losses             96.5%    98.8%    96.0%    97.6%    94.9%    96.6%
GAAP combined ratio
  GAAP combined ratio            105.2%   108.1%   108.6%   108.2%   105.0%   103.6%
  One-time item                    0.0      0.0      0.0      1.5      0.0      1.1
  GAAP combined
   ratio before
   one-time item                 105.2%   108.1%   108.6%   109.7%   105.0%   104.7%

     Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

     NM - Not meaningful
     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

SOURCE  Cincinnati Financial Corporation
    -0-                             02/02/2005
    /CONTACT:  Investor: Heather J. Wietzel, +1-513-870-2768, or Media: Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation / /Web site: http://www.cinfin.com /

-